Exhibit 99


[IFG LOGO]                                                NEWS RELEASE

                IFG INCREASES QUARTERLY DIVIDEND
                36 PERCENT TO 15 CENTS PER SHARE


  MINNEAPOLIS, May 1, 1996 -- Inter-Regional Financial Group (NYSE: IFG), parent company of regional broker-dealers Dain Bosworth Incorporated, Minneapolis, and Rauscher Pierce Refsnes, Dallas, today reported that its board of directors has increased its regular quarterly cash dividend by 36 percent, to 15 cents per share of common stock from 11 cents per common share. The first such quarterly dividend will be payable on May 29 to shareholders of record at the close of business on May 15. There are presently 12,106,819 shares of IFG common stock outstanding.

  Inter-Regional Financial Group is, through Dain Bosworth Incorporated and Rauscher Pierce Refsnes, Inc., one of the nation's largest full-service regional brokerage and investment banking companies. IFG's two broker-dealers serve individual, institutional, corporate and governmental clients in 24 states, predominantly in the western half of the United States. IFG also is the parent company of Regional Operations Group, Inc., which provides brokerage operations and technology services to IFG broker-dealers and correspondent firms, and IFG Asset Management Services, Inc., which provides financial services to IFG's broker-dealers, and which, through Insight Investment Management, manages the Great Hall Funds and other institutional fixed income accounts. The company's common stock is traded on the New York Stock Exchange under the symbol IFG.

CONTACT:  Jennifer Driscoll, Corporate Communications
          (612) 373-1647